Exhibit 21.01

UFP Technologies, Inc. wholly owns the following companies:

  Moulded Fibre Technology, Inc., a Maine company
  Simco Industries, Inc., a Michigan company
  Stephenson & Lawyer, Inc. (“S&L”), a Michigan company
  Patterson Properties Corporation, a Michigan company (wholly-owned by S&L)
  Dielectrics, Inc., a Massachusetts company